Exhibit 99.1

100 Manpower Place

Milwaukee, WI 53212

Contact: emma.almond@manpowergroup.com

(+1) 414-544-1489

ManpowerGroup Elects Jean-Philippe Courtois and William P Gipson to Board of Directors

MILWAUKEE, 00.01 AM, November 9, 2020. ManpowerGroup  (NYSE: MAN) announced today that Jean-Philippe Courtois, Executive Vice President of Microsoft Corp. and President, Microsoft Global Sales, Marketing and Operations; and William P. Gipson, a retired executive at Procter & Gamble, who most recently served as President of Enterprise Packaging Transformation and Chief Diversity & Inclusion Officer, have been elected to the company's Board of Directors, effective December 14, 2020.

Jean-Philippe Courtois	William P. Gipson

"We are delighted to welcome Jean-Philippe and William to the ManpowerGroup Board - two impressive executives with significant global experience and innovation acumen,” said Jonas Prising, ManpowerGroup Chairman & CEO.

Jean-Philippe Courtois

“Jean-Philippe brings a breadth of expertise in digital transformation, together with a passion for leveraging technology to drive a positive societal impact while enabling people and organizations all around the global to achieve their potential. His extensive experience aligns well with our strategic priorities and will be a great asset as we accelerate our journey to digitize, diversify and innovate.”

Courtois joined Microsoft in 1984 and has held numerous leadership positions including President of Microsoft International; Chief Executive Officer Microsoft EMEA and Corporate Vice President Worldwide Customer Marketing.  In his current role, Courtois is responsible for leading Microsoft’s commercial business across 124 subsidiaries worldwide, driving strategic planning, running global operations and shaping growth initiatives in developed and emerging markets.  Courtois is also co-founder of the foundation “Live for Good,” Chair of the Board for SKEMA Business School, Board Member of Positive Planet, and has served as Co-Chair of the World Economic Forum’s Global Digital Divide Initiative Task Force. Courtois previously served on the Board of Directors for AstraZeneca.

William P Gipson

“William has an impressive innovation track record driving business transformation and connecting to consumers at scale,” continued Prising. “His deep set of perspectives and experiences leading across different businesses, industries and geographies together with his commitment to accelerating innovation at scale is well aligned with our own priorities and purpose. We are delighted to welcome William to the Board.”

Gipson joined P&G in 1985 and held a number of global leadership positions in transformation and innovation within R&D in Asia and the Americas. In his last role as President, Enterprise Packaging Transformation, Gipson reported to the CEO, leading end-to-end value creation across all businesses and regions, including supply chain transformation, digital, and bricks and mortar channel readiness. In addition to other executive roles, Gipson concurrently served as Chief Diversity & Inclusion Officer for eight years until his retirement from P&G in 2019.   Gipson serves on numerous not-for-profit boards, including the Executive Leadership Council, CityLink and STEM Pathway to MBA and previously served on the Board of the United Negro College Fund and the National Action Council for Minorities in Engineering.

For the full list of current ManpowerGroup Board Members click here.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2020 ManpowerGroup was named one of the World's Most Ethical Companies for the eleventh year - all confirming our position as the brand of choice for in-demand talent.